Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anaplan, Inc. and subsidiaries:

We consent to the use of our report with respect to the consolidated financial statements incorporated by reference herein.

Our report references that the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, effective February 1, 2018, using the full retrospective transition method. The adoption of this accounting change has been applied retrospectively to all periods presented. Our opinion is not modified with respect to this matter.

/s/ KPMG

San Francisco, California

October 12, 2018